Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on: Form S-8/S-3 No. 333-86761 pertaining to the 1997 Recruitment Stock Option Plan of I-Link Incorporated; Form S-8/S-3 No. 333-88881 pertaining to Various Written Compensation Contracts of I-Link Incorporated; Form S-8/S-3 No. 333-08483 pertaining to the 1995 MedCross, Inc. Employee Stock Option and Appreciation Rights Plan of MedCross, Inc.; Form S-8/S-3 No. 333-08477 pertaining to the 1995 MedCross, Inc. Director Stock Option and Appreciation Rights Plan of MedCross, Inc.; and Form S-8 No. 33-81646 pertaining to the 1994 Director Stock Option Plan of MedCross, Inc. of our report dated March 25, 2003, except for Notes 2 and 3 as to which the date is September 8, 2003 relating to the consolidated financial statements, which appears in this Form 10-K/A#2.

PricewaterhouseCoopers LLP

Salt Lake City, Utah
October 14, 2003